Exhibit 99.1
For immediate release
November 3, 2026

AtriCure Reports Third Quarter 2026 Financial Results
•Third Quarter 2026 worldwide revenue of $154.5 million, an increase of 15.0% year over year
•Profitability expansion in the Third Quarter 2026, with net income of $4.1 million and adjusted EBITDA of $26.8 million
MASON, Ohio, November 3, 2026 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in surgical treatments and therapies for atrial fibrillation (Afib), left atrial appendage (LAA) management and post-operative pain management, today announced third quarter 2026 financial results.

“Our third quarter results demonstrate the strength of our broad portfolio and our team’s disciplined execution,” said Michael Carrel, President and Chief Executive Officer. “Adoption of our innovative technologies is driving strong growth and expanding profitability, while the rapid progress of our BoxX-NoAF clinical trial reinforces our confidence in the opportunities ahead. We are well positioned to extend our leadership in cardiac surgery and post-operative pain management, creating lasting value for patients and our shareholders.”
Third Quarter 2026 Financial Results
Worldwide revenue for the third quarter 2026 was $154.5 million, an increase of 15.0% over third quarter 2025 revenue (15.1% on a constant currency basis). U.S. revenue was $128.0 million, an increase of $18.7 million or 17.1%, compared to the third quarter 2025. U.S. revenue growth was driven by sales of our cryoSPHERE® MAX™ probe for post-operative pain management, EnCompass® clamp in open ablation, and AtriClip FLEX-Mini® and AtriClip PRO-Mini® devices for appendage management. Minimally invasive ablation sales declined during the quarter from continued reduction in Hybrid procedures as physicians adopt PFA catheters to treat patients. International revenue increased $1.4 million or 5.8% (6.1% on a constant currency basis) to $26.4 million, with growth in all franchises.
Gross profit for the third quarter 2026 was $119.4 million compared to $101.3 million for the third quarter 2025. Gross margin was 77.3% for the third quarter 2026, an increase of 180 basis points from the third quarter 2025, driven primarily by favorable product and geographic mix. Income from operations for the third quarter 2026 was $4.4 million, compared to $0.2 million for the third quarter 2025. Basic and diluted net income per share was $0.08 for the third quarter 2026, compared to basic and diluted net loss per share of $0.01 for the third quarter 2025.
Adjusted EBITDA for the third quarter 2026 was $26.8 million, an increase of $9.0 million or 51% from the third quarter 2025. For the third quarter 2026, adjusted earnings per share was $0.18, compared to $0.01 adjusted loss per share for the third quarter 2025.
Constant currency revenue, adjusted EBITDA and adjusted earnings (loss) per share are non-GAAP financial measures. We discuss these non-GAAP financial measures and provide reconciliations to GAAP measures later in this release.
2026 Financial Guidance
Full year 2026 revenue is now projected to be approximately $606 million to $610 million, and management also projects full year 2026 adjusted EBITDA of approximately $91 million to $94 million. Full year 2026 net income per share is expected to be in the range of $0.21 to $0.27 and adjusted earnings per share of approximately $0.40 to $0.46. Additionally, management expects continued positive cash generation for 2026.
Conference Call
AtriCure will host a conference call at 4:30 p.m. Eastern Time on Tuesday, November 3, 2026, to discuss third quarter 2026 financial results. To access the webcast, please visit the Investors page of AtriCure’s corporate website at https://ir.atricure.com/events-and-presentations/events. Participants are encouraged to register more than 15 minutes before the webcast start time. A replay of the presentation will be available for 90 days following the presentation.

About AtriCure
AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 59 million people worldwide. Surgeons around the globe use AtriCure technologies for the treatment of Afib, reduction of Afib related complications, and post-operative pain management. AtriCure’s Isolator® Synergy™ Ablation System is the first medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. AtriCure’s Hybrid AF™ Therapy is a minimally invasive procedure that provides a lasting solution for long-standing persistent Afib patients. AtriCure’s cryoICE cryoSPHERE® and cryoXT® probes are cleared for temporary ablation of peripheral nerves to block pain, providing pain relief in cardiac, thoracic and amputation procedures. For more information, visit AtriCure.com or follow us on X @AtriCure.
Forward-Looking Statements
Except for historical information, certain statements in this press release, including financial guidance and outlook, are forward-looking in nature and are subject to risks, uncertainties and assumptions about us. Such statements are covered by the Private Securities Litigation Reform Act safe harbor. Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. These risks and uncertainties include, but are not limited to, the following: our estimate of the market for our products; the rate and degree of market acceptance of our products; negative clinical data; clinical trial enrollment, readouts and outcomes; competition from existing and new products and procedures, including the development of drugs or catheter-based technologies; our reliance on independent distributors to sell our products; inventory-related charges; the timing of and ability to obtain and maintain regulatory clearances and approvals for our products and launching our products; impacts of rising healthcare costs; our ability to comply with extensive FDA regulations; the timing of and ability to obtain third party payor reimbursement of procedures utilizing our products; unfavorable publicity; the potential impact of any acquisitions, mergers, dispositions, joint ventures or investments we may make; disruptions to our manufacturing operations; the impact of tariffs or other restrictive trade measures; our failure to properly manage growth; disruptions of critical information systems or material breaches in the security of our systems; our ability to manage our intellectual property rights to provide meaningful protection; fluctuation of quarterly financial results; fluctuations in foreign currency exchange rates; reliance on third party manufacturers and suppliers; and litigation, administrative or other proceedings. These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 19, 2026, and our subsequent Quarterly Reports on Form 10-Q. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. Any forward-looking statements are based on our current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change, except as required by law.
Use of Non-GAAP Financial Measures
To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure provides certain non-GAAP financial measures in this release as supplemental financial metrics.
Revenue reported on a constant currency basis is a non-GAAP measure, calculated by applying previous period foreign currency exchange rates to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue for both management and investors.
Adjusted EBITDA is calculated as net income (loss) before other income/expense (including interest), income tax expense, depreciation and amortization expense, share-based compensation expense, and non-recurring charges that are not reflective of the operational results of the Company’s core business and may affect comparability of results period-over-period. Non-recurring charges include acquisition costs, acquired-in-process research and development (IPR&D) and related milestone payments arising from asset acquisitions, legal settlement costs, impairment of intangible assets and changes in fair value of contingent consideration liabilities.
Management believes in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing results of operations and management believes that the excluded items are typically not reflective of our ongoing core business operations and financial condition. Further, management uses adjusted EBITDA for both strategic and annual operating planning. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Income (Adjusted EBITDA)” later in this release.
Adjusted earnings (loss) per share is a non-GAAP measure which calculates the net income (loss) per share before non-cash adjustments in fair value of contingent consideration liabilities, acquired IPR&D and related milestone payments arising from asset acquisitions, legal settlement costs, impairment of intangible assets and debt extinguishment.
The non-GAAP financial measures used by AtriCure may not be the same or calculated in the same manner as those used and calculated by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP. We urge investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate our business.
CONTACTS:
Angie Wirick
AtriCure, Inc.
Chief Financial Officer
(513) 755-5334
awirick@atricure.com
Marissa Bych
Gilmartin Group
Investor Relations
(415) 937-5402
marissa@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
United States Revenue:
Open ablation	$43,003	$35,592	$122,968	$105,368
Minimally invasive ablation	5,389	7,428	17,806	23,747
Pain management	28,057	20,837	77,474	59,275
Appendage management	51,600	45,450	151,594	132,649
Total United States	128,049	109,307	369,842	321,039
International Revenue:
Open ablation	11,178	10,852	31,937	30,196
Minimally invasive ablation	1,903	1,862	5,836	6,247
Pain management	2,440	2,080	6,810	5,902
Appendage management	10,880	10,168	34,878	30,644
Total International	26,401	24,962	79,461	72,989
Total revenue	154,450	134,269	449,303	394,028
Cost of revenue	35,100	32,937	102,013	98,586
Gross profit	119,350	101,332	347,290	295,442
Operating expenses:
Research and development expenses	32,116	22,892	82,753	74,704
Selling, general and administrative expenses	82,881	78,232	249,993	232,676
Total operating expenses	114,997	101,124	332,746	307,380
Income (loss) from operations	4,353	208	14,544	(11,938)
Other expense, net	(336)	(294)	(707)	(585)
Income (loss) before income tax expense	4,017	(86)	13,837	(12,523)
Income tax expense (benefit)	(47)	181	710	681
Net income (loss)	$4,064	$(267)	$13,127	$(13,204)
Basic net income (loss) per share	$0.08	$(0.01)	$0.27	$(0.28)
Diluted net income (loss) per share	$0.08	$(0.01)	$0.27	$(0.28)
Weighted average shares used in computing net income (loss) per share:
Basic	48,893	47,920	48,633	47,680
Diluted	49,831	47,920	49,385	47,680

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$187,031	$167,428
Accounts receivable, net	76,128	66,653
Inventories	87,310	78,492
Prepaid and other current assets	12,921	9,944
Total current assets	363,390	322,517
Property and equipment, net	66,667	39,123
Operating lease right-of-use assets	5,711	6,868
Goodwill and intangible assets, net	275,656	282,807
Other noncurrent assets	6,112	2,864
Total Assets	$717,536	$654,179
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$80,245	$78,399
Other current liabilities	3,727	3,121
Total current liabilities	83,972	81,520
Long-term debt	61,000	61,865
Finance and operating lease liabilities	32,105	11,516
Other noncurrent liabilities	7,235	7,343
Total Liabilities	184,312	162,244
Stockholders' Equity:
Common stock	51	50
Additional paid-in capital	933,234	904,522
Accumulated other comprehensive income	15	566
Accumulated deficit	(400,076)	(413,203)
Total Stockholders' Equity	533,224	491,935
Total Liabilities and Stockholders' Equity	$717,536	$654,179

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)
Reconciliation of Non-GAAP Adjusted Income (Adjusted EBITDA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss), as reported	$4,064	$(267)	$13,127	$(13,204)
Income tax expense (benefit)	(47)	181	710	681
Other expense, net	336	294	707	585
Depreciation and amortization expense	5,474	5,169	16,055	15,424
Share-based compensation expense	12,478	12,424	36,064	33,425
Acquired in-process research & development expense	4,500	—	4,500	5,000
Non-GAAP adjusted income (adjusted EBITDA)	$26,805	$17,801	$71,163	$41,911
Reconciliation of Non-GAAP Adjusted Earnings (Loss) Per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss), as reported	$4,064	$(267)	$13,127	$(13,204)
Acquired in-process research & development expense	4,500	—	4,500	5,000
Non-GAAP adjusted net income (loss)	$8,564	$(267)	$17,627	$(8,204)
Adjusted earnings (loss) per share	$0.18	$(0.01)	$0.36	$(0.17)
Adjusted earnings (loss) per diluted share	$0.17	$(0.01)	$0.36	$(0.17)

Weighted average shares used in computing adjusted earnings (loss) per share
Basic	48,893	47,920	48,633	47,680
Diluted	49,831	47,920	49,385	47,680